Exhibit 99.1

Press contact: Trinseo Donna St. Germain Tel: +1-610-705-2167 Email:stgermain@styron.com	Press contact, Europe/Asia: Porter Novelli Sylva De Craecker Tel : + 32 478 27 93 62 sylva.de.craecker@porternovelli.be	Investor Contact: Trinseo David Stasse Tel : +1 512-750-5149 Email: dstasse@styron.com

Trinseo Announces Early Redemption of $132.5 Million of its Senior Secured Notes

BERWYN, Pa – July 17, 2014 – Trinseo (NYSE: TSE), the global materials company and manufacturer of plastics, latex and rubber, today announced the early redemption by its wholly-owned subsidiaries of $132.5 million of their issued and outstanding 8.750% Senior Secured Notes due 2019 (CUSIP: 89668Q AB4). The redemption occurred on July 14, 2014. The Company funded the redemption by using proceeds from its Initial Public Offering of 11,500,000 of its ordinary shares at a price of $19 per share, which closed on June 17, 2014.

Formerly known as Styron, Trinseo previously announced plans to change the name of all Styron affiliated companies to Trinseo. Some, but not all, of the Styron companies have completed the name change process and are currently known as Trinseo; Styron companies that have not completed this process will continue to do business as Styron until their respective name changes are complete. Styron’s operating companies also continue to do business as Styron at this time.

About Trinseo S.A.

Trinseo is a global materials company and manufacturer of plastics, latex and rubber. Trinseo’s technology is used by customers in industries such as home appliances, automotive, building & construction, carpet, consumer electronics, consumer goods, electrical & lighting, medical, packaging, paper & paperboard, rubber goods and tires.

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Note on Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this press release may include, without limitation, forecasts of growth, revenues, business activity, acquisitions, financings and other matters that involve known and unknown risks, uncertainties and other factors that may cause results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. As a result of the foregoing considerations, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.